TABLE OF CONTENTS

Exhibit 1.1

i

NOTICES	33

WINDING UP	33

INDEMNITY AND INSURANCE	34

SCHEDULE 1 UNMARKETABLE PARCEL OF SHARES	36

ii

NEW SOUTH WALES

A Company Limited by Shares

CONSTITUTION

of

ORIGIN ENERGY LIMITED

(As Amended on 8 November 1999, 18 February 2000 (to reflect the change in name from Boral Limited), 20 October 2000 and 11 April 2001)

PRELIMINARY

1.	In this Constitution unless there is something inconsistent in the subject or context:

“ASX” means Australian Stock Exchange Limited or any successor body.

“the Board” means the board of directors of the Company for the time being.

“Business Day” has the meaning given in the Listing Rules if the Company is Listed, and otherwise means a day which is not a Saturday, Sunday or public holiday in the State.

“CHESS” has the meaning given in the Listing Rules.

“CHESS Approved” has the meaning given in the Listing Rules.

“the Company” means Origin Energy Limited, ACN 000 051 696.

“Corporations Law” means the Corporations Law or any other statutory modification, amendment or re-enactment thereof for the time being in force and applicable to the Company and any reference to any provision thereof is to that provision so modified, amended or re-enacted.

“director” means a director of the Company for the time being and includes an alternate director.

“dividend” includes bonus and any sums arising from the division of the profits of the Company.

“Holding Lock” has the meaning given in the Listing Rules.

“Listed” means having been admitted to the official list of the ASX and at the relevant time still being so admitted.

“Listing Rules” means the Listing Rules of the ASX as amended or replaced from time to time, except to the extent of any express written waiver by the ASX in their application to the Company.

“Marketable Parcel” has the meaning given in the Listing Rules.

“member” means a registered holder of any share in the Company.

“Memorandum of Association” means the memorandum of association of the Company as amended from time to time.

“month” means calendar month.

“the office” means the registered office for the time being of the Company.

“Proper SCH Transfer” has the meaning ascribed to it in section 9 of the Corporations Law.

“Record Date” has the meaning given in the Listing Rules.

“Register” means the register of members kept under the Corporations Law and where appropriate includes a sub-register conducted by or for the Company pursuant to the Corporations Law, Listing Rules or SCH Business Rules and any branch register.

“Related Party” has the meaning given in the Listing Rules.

“representative” means the representative of a corporate member authorised in accordance with the Corporations Law.

“Restricted Securities” has the meaning given in the Listing Rules.

“SCH” has the meaning given in the Listing Rules.

“SCH Business Rules” has the meaning ascribed to it in section 9 of the Corporations Law.

“seal” means the common seal of the Company.

“secretary” means any person appointed to perform any of the duties of a secretary of the Company.

“Share Seal” means a duplicate of the seal which is a facsimile thereof with the addition on its face of the words “Share Seal” or “Certificate Seal”.

“State” means the State of New South Wales.

“in writing” and “written” include printing, typing, lithography, photography and other modes of representing or reproducing words and figures in a visible form.

Words importing the singular number also include the plural number and vice versa.

Words importing any gender include the other gender.

Words importing persons include corporations. The word corporation shall include a company.

In this Constitution words and expressions defined in the Corporations Law shall have those defined meanings and words or expressions not so defined shall be interpreted in accordance with the provisions of the Interpretation Act, 1987.

The headings in this Constitution are for convenience only and shall not affect their interpretation.

2.
Each of the provisions of the sections or sub-sections of the Corporations Law which would but for this Article 2 apply to the Company as a replaceable rule in accordance with section 135(1) of the Corporations Law is displaced and does not apply to the Company.

SHARES

3.	Subject to this Constitution and without prejudice to any subsisting special rights previously given to the holders of existing shares, shares in the Company, shall be under the control of the

Board. The Board subject to:

(a)	the Corporations Law;

(b)	the Listing Rules; and

(c)	any rights for the time being attached to any special class of shares,

may, on behalf of the Company:

(d)
allot, issue or otherwise dispose of those unissued shares to such persons, on such terms and conditions, at such times, with such preferred, deferred, qualified or other rights or restrictions (including the right to have any amounts payable to the holder, whether by way of or on account of dividends, repayment of capital or participation in surplus assets or profits of the Company paid in the currency of a country other than Australia), and for such consideration as the directors think fit; and

(e)	grant pre-emptive rights or options over unissued shares, on such terms and conditions, during such time and for such consideration as the directors think fit.

Notwithstanding anything contained in this Constitution to the contrary, the Company will not issue shares, options or other securities to a Related Party of the Company to the extent that the Company doing so would contravene the Listing Rules or the Corporations Law.

4.	The Company may issue any shares as preference shares including preference shares which are liable to be redeemed in a manner permitted by the Corporations Law.

5. (a)	The holders of preference shares shall have the same rights as holders of ordinary shares as regards receiving notices, reports and accounts and attending general meetings.

(b)	Subject to the rights attached at any time to any special class of preference shares, a holder of a preference share only has the right to vote:

(i)	during a period during which a dividend (or part of a dividend) in respect of the share is in arrears;

(ii)	on a proposal to reduce the share capital of the Company;

(iii)	on a resolution to approve the terms of a buy-back agreement;

(iv)	on a proposal that affects rights attached to the share;

(v)	on a proposal to wind up the Company;

(vi)	on a proposal for the disposal of the whole of the property, business and undertaking of the Company;

(vii)	during the winding up of the Company; and

(viii)	in the case of converting preference shares issued pursuant to Article 6, when permitted to do so pursuant to Article 6(d).

6. (a)	The directors may issue Converting Preference Shares with such rights attaching to them as the directors determine but subject to the following provisions.

(b)	In this Article 6, the following terms shall have the following meanings:

“Bonus Share Plan” means a plan established by the Company under which a participating shareholder elects in respect of all or part of that shareholder’s holding of shares to receive in lieu of dividends bonus ordinary shares.

“Class Consent” has the meaning specified in sub-article (g).

“Conversion Date” means the date upon which Converting Preference Shares convert into ordinary shares in accordance with sub-article (e).

“Converting Preference Member” means a holder from time to time of Converting Preference Shares.

“Converting Preference Share” means a Converting Preference Share issued under this Article 6.

“Dividend Accrual Date” means the date from which dividends accrue on Converting Preference Shares as specified in the Terms of Issue.

“Dividend Entitlement” means the dividend to which a Converting Preference Member is entitled, subject to the matters specified in paragraph (i) of sub-article (c).

“Dividend Payment Date” means each date upon which a dividend in respect of Converting Preference Shares is payable in accordance with paragraph (ii) of sub-article (c).

“Dividend Reinvestment Plan” means a plan established by the Company under which a participating shareholder elects to apply dividends receivable in respect of all or part of the shareholder’s holding to pay up new ordinary shares.

“Issue Price” means the subscription price payable (any par value and premium) for each Converting Preference Share as specified in the Terms of Issue.

“Terms of Issue” means the terms on which the directors have resolved to offer Converting Preference Shares for subscription.

(c) (i)
A Converting Preference Member will be entitled to receive a cumulative or a non-cumulative dividend in the amounts, and payable at the times, set out in paragraphs (i) to (v) inclusive of this sub-article, subject to there being funds legally available for the payment of dividends. A Converting Preference Member’s entitlement to receive dividends in respect of Converting Preference Shares shall be subject to the terms of any Bonus Share Plan or Dividend Reinvestment Plan in which the Converting Preference Member participates.

(ii)
The Dividend Entitlement in respect of each Converting Preference Share for each dividend period is a dividend on the terms and in the amount specified in the Terms of Issue. The Dividend Entitlement is payable, until conversion, on such dates as are specified in the Terms of Issue (each a “Dividend Payment Date”) and on the Conversion Date (if not a Dividend Payment Date).

The initial dividend period for each Converting Preference Share will be from and including the Dividend Accrual Date to such date as is specified in the Terms of Issue. Each subsequent dividend period will commence on the day immediately after the preceding Dividend Payment Date and end on, and include, the next Dividend Payment Date or, if earlier, the Conversion Date for that share.

The Dividend Entitlement for any dividend period other than six months will be computed on the basis of a 365 day year, an annual Dividend

Entitlement specified in the Terms of Issue and the actual number of days elapsed in that period.

(iii)
Dividends on the Converting Preference Shares may be cumulative or non-cumulative and rank in priority to dividends on any other class of shares ranking after the Converting Preference Shares as determined by the directors and set out in the Terms of Issue.

The Company will not pay any dividend on the ordinary shares until the Dividend Entitlement arising immediately preceding the declaration of the dividend on the ordinary shares has been paid or otherwise provided for in full or extinguished.

If any of:

A.	the Dividend Entitlement arising in respect of the Converting Preference Shares; or

B.	a dividend entitlement arising on any other shares in the Company ranking equally as to dividends with the Converting Preference Shares,

has not been paid or is not able to be paid, in full, any dividends paid on the Converting Preference Shares and such other shares must be paid pro rata.

(iv)	Dividends will be payable to the Converting Preference Members as they appear in the register for Converting Preference Shares on the books closing date set for this purpose by the directors.

If the Conversion Date for a Converting Preference Share occurs prior to the books closing date for a dividend payable to Converting Preference Members a proportionate amount of the dividend (calculated in accordance with paragraph (ii) of this sub-article) is payable to the Converting Preference Member in respect of that Converting Preference Share as at the Conversion Date.

(v)
Dividends will be considered paid on a Dividend Payment Date or Conversion Date if paid by cheque in favour of Converting Preference Members despatched on (or as soon as practicable after) the relevant Dividend Payment Date or the Conversion Date (as applicable).

All calculations will be to four decimal places and rounded up or down to the nearest ten thousandth. For the purpose of making payments to any person, any fraction of a cent is disregarded.

(d)
Converting Preference Members will have the same rights as ordinary shareholders to receive accounts, reports and notices of meeting of the Company and to attend any general meetings of the Company. The Converting Preference Members will not, however, be entitled to speak or to vote at any such meeting except:

(i)	if, at the time of such meeting, any Dividend Entitlement in respect of the Converting Preference Shares is in arrears;

(ii)	on any proposal to reduce the share capital of the Company;

(iii)	on any resolution to approve the terms of a buy-back agreement;

(iv)	on any proposal directly affecting the rights or privileges attaching to the

Converting Preference Shares;

	(v)	on any proposal for winding up the Company;

	(vi)	on any proposal for the disposal of the whole of the Company’s property, business and undertaking, or

	(vii)	during the winding up of the Company,

in which case a Converting Preference Member has the same rights as to manner of attendance and as to voting in respect of each Converting Preference Share as those conferred on ordinary shareholders in respect of each ordinary share.

Converting Preference Members have the Class Consent rights described under sub-article (g) below.

(e)
The Converting Preference Shares are not redeemable. The Converting Preference Shares convert into ordinary shares as specified in the Terms of Issue and may entitle the Converting Preference Member to be issued additional ordinary shares on such terms and at such times as are specified in the Terms of Issue.

(f)	(i)
Any issue of additional shares required pursuant to sub-article (e) above shall be made by the capitalisation and application of an amount standing to the credit of the Company’s capital to pay up in full any additional ordinary shares or otherwise by the issue of additional ordinary shares in accordance with the Corporations Law. Forthwith after the relevant Conversion Date, any requisite amount from the Company’s capital must be applied to pay them up in full and the additional ordinary shares must be issued in accordance with the Corporations Law.

(ii)
Conversion of Converting Preference Shares under this Article 6 does not constitute a cancellation, redemption or termination of a Converting Preference Share or the issue, allotment or creation of a new share. The allotment of additional ordinary shares on Conversion does not constitute a cancellation, redemption or termination of a Converting Preference Share. Conversion is the taking effect of existing rights of Converting Preference Shares and the ending of the special rights attached to Converting Preference Shares. Following Conversion, each Converting Preference Share will rank equally with and will confer rights identical with and impose obligations identical with all other fully paid ordinary shares then on issue.

(g)	(i)
The rights, privileges, limitations and restrictions attached to the Converting Preference Shares may not be varied, altered or abrogated unless at a general meeting of Converting Preference Members at which holders of at least 10% of the nominal amount of the issued Converting Preference Shares are represented, a resolution in favour of such action is passed by a special resolution of such Converting Preference Members (“Class Consent”). The provisions of this Constitution relating to general meetings apply so far as they are capable of application and with any necessary modifications to every such meeting.

(ii)
Class Consent of the Converting Preference Members is required if the directors propose to issue any share ranking in priority, or to convert any existing securities to securities ranking in priority, to the Converting Preference Shares as regards to the right to receive dividends or the rights on liquidation of the Company. Class Consent is not required, however, for the issue of further Converting Preference Shares or any other preference shares (whether redeemable or not) in the Company ranking equally with or after the Converting Preference Shares as to dividends (whether cumulative or not) and as to rights on liquidation.

(iii)
If the most recent Dividend Entitlement arising has been paid or provided for in full, no Class Consent is required for the reduction, the redemption or buy back of share capital ranking as regards dividends and as to rights on liquidation, ahead of, equally with or after the Converting Preference Shares.

(h)
If there is a return of capital on liquidation of the Company, the Converting Preference Members will be entitled to receive out of the assets of the Company available for distribution to shareholders:

(i)
an amount in any case where the dividends payable on the Converting Preference Shares are cumulative, equal to any dividends not paid prior to the issue of a court order winding up the Company and in any other case equal to any dividend not paid in respect of the Dividend Payment Date prior to the issue of a court order winding up the Company;

(ii)	an amount equal to the amount paid on subscription for the Converting Preference Shares;

before any distribution of assets is made to ordinary shareholders or any other class of shares ranking after the Converting Preference Shares but not to participate in any distribution of surplus assets.

If, upon any such return of capital, there are insufficient funds to pay in full (a) these amounts, and (b) the amounts payable in respect of any other shares of the Company ranking as to any such distribution equally with the Converting Preference Shares on liquidation, then the Converting Preference Members and the holders of any such other equally ranking shares will share in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

(i)	Converting Preference Shares are transferable in accordance with this Constitution.

7.
If by the conditions of allotment of any share the whole or part of the issue price is payable by instalments, each instalment shall when due be paid to the Company by the person who is then the holder of the share or his or her legal personal representatives.

8.	The joint holders of a share shall be severally as well as jointly liable for the payment of all instalments and calls due on the share.

9.	The Company may at any time pay a commission to any person for:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any shares, debentures, debenture stock or other securities of the Company. If the commission for the shares is paid or payable out of capital, the statutory conditions and requirements shall be complied with and the commission shall not exceed ten per cent of the issue price of the shares, debentures or stock under subscription. The commission may be satisfied by the payment of cash or the allotment of fully or partly-paid shares, debentures or debenture stock of the Company or partly in one way and partly in the other. The Company may, on any issue of shares, also pay any lawful brokerage.

REGISTER

10.
Except as required by law, the SCH Business Rules or as otherwise provided in this Constitution, the Company is entitled to treat the registered holder of any share as the absolute owner thereof, and accordingly is not bound to recognise any equitable or other claim to or interest in that share on the part of any other person, whether or not it has notice of that claim or interest.

11.	A transferor of shares remains the registered holder of the shares transferred until:

(a)	a Proper SCH Transfer has taken effect in accordance with SCH Business Rules; or

(b)	the transfer is registered and the name of the transferee is entered in the Register in respect of them whichever is the earlier.

12.	(a) The Company will not close the Register in contravention of the Listing Rules or the SCH Business Rules.

(b)	While the Company is Listed, each register will be audited at such intervals, by such person and in such manner, as required by the Listing Rules and the SCH Business Rules.

13.	The Company may establish and maintain an issuer sponsored subregister in compliance with any relevant provisions of the Corporations Law, the Listing Rules and the SCH Business Rules.

14.
The Company will comply with all obligations imposed on the Company under the Listing Rules and the SCH Business Rules in respect of conversions of shares from one subregister of the Register to another subregister of the Register.

VARIATION OF RIGHTS

15.
The rights attached to any class of shares, unless otherwise provided by the terms of issue of the shares of that class, may, whether or not the Company is being wound up be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting the provisions of this Constitution relating to general meetings shall apply so far as appropriate, except that the quorum for the separate general meeting shall be members holding or representing by proxy one-tenth of the nominal amount of the issued shares of that class. Any holder of shares of the class present in person or by proxy, attorney or representative may demand a poll.

16.
The rights given to the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with them.

17.
Notwithstanding any other provision of this Constitution, any issue by the Company of securities ranking in priority to, and any conversion of any securities to securities ranking equally or in priority to, a class of preference shares is deemed to be a variation or abrogation of the rights attached to that class of preference shares.

17A.
Notwithstanding any other provision of this Constitution the rights attached to ordinary shares may be varied from time to time by a resolution of the Board in accordance with Section 246B(1) of the Corporations Law to enable the implementation of an on-market buy-back (as described in Section 257B(6) of the Corporations Law) pursuant to the provisions of Division 2 of Part 2J.1 of the Corporations Law and which relates to a fixed percentage of each member’s ordinary shares.

CERTIFICATES

18.
Notwithstanding any other provision of this Constitution, the directors may determine not to issue certificates in respect of shares or options or may determine to cancel such certificates without issuing any replacement certificates where such practice is not contrary to the Corporations Law, the Listing Rules and the SCH Business Rules.

19.
Where the directors have determined pursuant to Article 18 not to issue certificates in respect of shares or options, or to cancel such existing certificates, a member will be entitled to receive statements of the holdings of the member as the Company is required to give pursuant to the Corporations Law, the Listing Rules and the SCH Business Rules.

20.	Any certificates issued in respect of shares or options will:

(a)	be uniquely numbered;

(b)	contain such information as required by the Corporations Law and the Listing Rules; and

(c)	be executed in such a manner as is permitted by the Corporations Law and the Listing Rules as the directors may determine;

but, except as provided by Article 23, no fee will be charged by the Company for the issue of share certificates.

21.
Subject to Article 18, every member will be entitled to one certificate, without payment, in respect of the shares registered in the member’s name, or to several certificates in reasonable denominations, to be despatched in accordance with the requirements of the Corporations Law, the Listing Rules and the SCH Business Rules.

22.
If any share certificate, letter of allotment, transfer, receipt or any other document of title to shares is worn out or defaced, then on production of it to the Company, the Company may order it to be cancelled and may issue a duplicate in its place.

23.
If any share certificate, letter of allotment, transfer, receipt or any other document of title to shares is lost or destroyed, a duplicate or a replacement of it may be issued on the conditions set out in the Corporations Law and the Listing Rules and, subject to the Listing Rules, on payment of the fee (not exceeding that prescribed in the Corporations Law) as the Company determines.

24.
In the case of shares held jointly by 2 or more persons, any certificates issued in respect of those shares will be in the same number which would be issued in respect of those shares if those shares were held by one person. Delivery of a certificate in respect of a share to any one of several joint holders named on the Register is deemed to be delivery to all the joint holders.

CALLS

25.
The Board may from time to time make such calls as it thinks fit upon the members for any money which is unpaid on their shares and which is not by the conditions of allotment of the shares made payable at fixed times. Each member shall pay the amount of the calls to the persons and at the times and places appointed by the Board. A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

26.	The Board may differentiate between the members as to the amount of calls to be paid and the time of payment. The Board may revoke a call or postpone the time fixed for its payment.

27.	Not less than 30 Business Days’ notice of any call shall be given, specifying the matters set out in the Listing Rules.

28.
An amount, on account of the issue price, may be made payable on any share at any fixed time or by instalments. The amount whenever due shall be payable as if it where a call duly made by the Board and as if due notice of the call had been given and all the provisions contained in this Constitution concerning calls shall relate to that amount accordingly.

29.
If the amount due on any call or instalment in respect of a share is not paid on time, the holder for the time being of the share shall pay interest on the amount from the due date to the time of the actual payment at the rate of ten (10) per centum per annum or at such other rate, if any, as the Board may determine.

30.	On the trial of any action to recover any money due on any call it shall be sufficient to prove that:

	(a)	the name of the member sued is entered in the register as the holder or one of the holders of the shares for which the debt has accrued;

	(b)	the resolution making the call is duly recorded in the minute book; and

	(c)	notice of the call was duly given to the member sued under this Constitution.

Proof of these matters shall be conclusive evidence of the debt, and it shall not be necessary to prove the appointment of the Board which made the call or any other matter whatsoever.

31.
The Board may if it thinks fit receive payments from any member willing to advance all or part of the amount payable on the shares held by him beyond the sum actually called for from time to time. The Company may pay interest on the amount so prepaid at such rate as the member and the Board agree upon. The Board may at any time repay the amount advanced after giving to the member thirty (30) days notice.

32.
The amount paid in advance will not confer a right to participate in a dividend declared or otherwise participate in profits of the Company in respect of a period before the date on which the amount advanced would but for such payment have become payable.

FORFEITURE AND LIEN

33.
If any member fails to pay any call on or before the day appointed for its payment, the directors may, at any time thereafter during such time as the call remains unpaid, serve a notice on such member requiring the member to pay the call together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of the non-payment.

34.	Anotice under Article 33 will:

	(a)	name a day being not less than 10 Business Days from the date of the notice and a place or places on and at which the call, interest, and expenses are to be paid; and

	(b)	state that if payment is not made at or before the time and at the place appointed, the shares in respect of which the call was made will be liable to be forfeited.

35.	(a)
If the requirements of any notice under Article 33 are not complied with, any shares in respect of which notice has been given may at any time thereafter be forfeited by a resolution of the directors to that effect before payment of all calls, interest and expenses due in respect thereof.

	(b)	Forfeiture will include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

	(c)	Forfeiture of shares in a CHESS holding will comply with the SCH Business Rules.

36.	(a)
When any share has been forfeited, notice of the forfeiture will be given to the member in whose name it stood immediately before the forfeiture and an entry of the forfeiture with the date thereof will forthwith be made in the Register.

	(b)	Omission or neglect to give notice or to make an entry as specified in this Article 36 will not invalidate a forfeiture in any way.

37.
Subject to the Listing Rules, the directors may sell, otherwise dispose of or reissue a share which has been forfeited on such terms and in such manner as they think fit and, in the case of reissue, with or without any money paid on the share by any former holder being credited as paid up.

38.	Where any share has been forfeited, the directors may, at any time before a sale, disposition or reissue of the share, cancel the forfeiture on such terms as the directors think fit.

39.	Subject to Article 45, the Company may receive the consideration (if any) given for a forfeited share on any sale or disposition of the share.

40.	(a)
Any member whose shares have been forfeited ceases to be a member in respect of the forfeited shares, but is nevertheless liable to pay and will forthwith pay to the Company, all calls, interest and expenses owing on or in respect of those shares at the time of forfeiture, together with interest thereon from the time of forfeiture until payment at the rate of 15% per annum or such other rate as the directors may determine.

	(b)	Subject to the Listing Rules, the directors may enforce the payment of such money or any part thereof if they think fit but are not under any obligation so to do.

41.	(a)	The Company has a first and paramount lien on:

(i) the specific shares registered in the name of the member, whether solely or jointly with others;

(ii) the proceeds of sales of those shares; and

(iii) all dividends from time to time declared in respect of those shares,

for:

(iv) each unpaid call or instalment which is due but unpaid on those shares;

(v) all amounts which the Company is required by law to pay, and has paid, in respect of those shares or the forfeiture or sale thereof; and

(vi) reasonable interest and expenses incurred by the Company because any of the abovementioned amounts is not paid by the holder of those shares.

	(b)	Unless otherwise agreed, the registration of a transfer of shares will operate as a waiver of the Company’s lien (if any) on those shares.

42.
If any law of any country, state or place imposes or purports to impose any immediate or future liability upon the Company to make any payment or empowers any government or taxing authority or governmental official to require the Company to make any payment:

	(a)	in respect of any securities;

	(b)	in respect of shares held solely or jointly;

	(c)	in respect of debentures or debenture stock;

	(d)	in respect of a transfer or transmission of shares by a member;

	(e)	in respect of dividends, bonuses or other money due or payable or which may become due and payable to a member; or

	(f)	otherwise for 2 or on account of or in respect of a member;

whether as a consequence of:

	(g)	the death of that member;

	(h)	the non-payment of any income tax, capital gains tax, wealth tax or other tax by that member or the legal personal representative of that member;

	(i)	the non-payment of any estate, probate, succession, death, stamp or other duty by that member or the legal personal representative of that member; or

	(j)	any other act or thing;

then, in addition to any right or remedy that law may confer on the Company:

	(k)	the member or, if the member is deceased, the member’s legal personal representative will:

(i) fully indemnify the Company against that liability;

(ii) reimburse the Company for any payment made under or as a consequence of that law immediately on demand by the Company; and

(iii)
pay interest from the date the Company makes a payment under or as a consequence of that law until the date the Company is reimbursed for that payment at such rate (not exceeding any rate prescribed by or under the Corporations Law) as the directors determine;

(l)
subject to the Listing Rules, the Company has a lien upon all dividends and all amounts called upon by law to be paid in respect of the shares held solely or jointly by that member or that member’s legal personal representative for all money payable to the Company under this Article 42;

	(m)	the Company may recover, as a debt due from that member or from that member’s legal personal representative, any money payable to the Company under this Article 42; and

(n)
except in the case of a Proper SCH Transfer and subject to the Listing Rules, the Company may refuse to register a transfer of any shares by that member or that member’s legal personal representative until all money payable to the Company under this Article 42 has been paid.

43.
Subject to the Listing Rules, all amounts paid or to be paid under Articles 33-51 may be deducted by the Company from any money payable by the Company to that member or that member’s executors or administrators (as the case may be) in respect of those shares, or be recovered by the Company by action or otherwise from the member or the member’s executors or administrators (as the case may be).

44.	(a)	Subject to this Article 44, for the purpose of enforcing any lien, the directors may sell the shares subject to the lien in such manner as they think fit.

	(b)	No sale of shares subject to a lien will be made until:

(i) notice in writing of the intention to sell has been served on the member or the member’s executors or administrators (as the case may be); and

(ii)
the member or the member’s executors or administrators has or have defaulted in the payment, fulfilment or discharge of the debts or liabilities giving rise to the lien for 10 Business Days after service of that notice.

	(c)	In the case of shares in a CHESS holding, any notice under this Article 44 will comply with the Listing Rules and the SCH Business Rules.

45.	The proceeds of any sale, other disposal or reissue of any shares pursuant to these Articles 33-51 will be applied in payment of:

	(a)	first, the expenses of the sale, other disposal or reissue;

	(b)	second, any expenses necessarily incurred in respect of the forfeiture, enforcement of a lien on the sale, other disposal or reissue; and

	(c)	third, the calls, interest, expenses, money paid or liabilities due and unpaid,

and the residue (if any) will be held on trust by the Company until paid to the member or the member’s executors and administrators or assigns (as the case requires) or as such person (or if more than one such person, as such persons) directs in writing, and the Company will so pay any such residue within 5 Business Days of the Company receiving the share certificate that relates to the forfeited shares or such other satisfactory evidence as the Company may require relating to ownership of the forfeited shares.

46.	On any sale or other disposal after forfeiture, or on enforcing a lien in purported exercise of the powers in these Articles 33-51, the directors may:

(a)
appoint a person to effect a transfer of the shares sold or otherwise disposed of (and such person will have authority to do all such things as may be necessary or appropriate for it to do to effect the transfer); and

	(b)	cause the transferee’s name to be entered in the Register in respect of the shares sold or otherwise disposed of.

47.	A certificate in writing under the hands of 2 directors or of one director and the secretary that:

	(a)	a call in respect of any shares was made;

	(b)	notice of the call was served;

	(c)	default in payment of the call was made; and

	(d)	forfeiture of the shares was made by resolution of the directors to that effect,

will be sufficient evidence of the facts therein stated as against all persons claiming to be entitled to those shares and of the right and title of the Company to dispose of them.

48.	(a)	The title of the transferee to the shares sold under these Articles 33-51 is not affected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the share.

(b)
The transferee of shares sold under these Articles 33-51 is not bound to determine the regularity of the proceedings or the application of the purchase money (if any) and, after the transferee’s name has been entered in the Register in respect of those shares, the validity of the sale or other disposal will not be impeached by any person.

	(c)	The remedy of any person aggrieved by a sale or other disposal of shares under these Articles 33-51 will be in damages only and against the Company exclusively.

49.	The directors may exempt any share wholly or in part from the provisions of these Articles 33-51.

50.
The Company may do all such things as may be necessary or appropriate for it to do under the SCH Business Rules to protect any lien, charge or other right to which it may be entitled under any law or this Constitution.

51.
Where a transfer following sale of any shares after forfeiture or for enforcing a lien, charge or right to which the Company is entitled under any law or under this Constitution is effected by a Proper SCH Transfer, the Company may do all things necessary or desirable for it to do under the SCH Business Rules in relation to that transfer.

TRANSFER OF SHARES

52.	Subject to this Constitution, members may transfer any shares held by them by:

(a)
a Proper SCH Transfer or any other method of transferring or dealing in shares introduced by the ASX or operated in accordance with the SCH Business Rules or Listing Rules and in any such case recognised under the Corporations Law; or

	(b)	a written instrument of transfer in any usual form or in any other form approved by either the directors or the ASX.

53.	(a)
The Company will comply with all obligations imposed on the Company under the Corporations Law, the Listing Rules and the SCH Business Rules in respect of a Proper SCH Transfer or any other transfer of shares.

(b)
Notwithstanding any other provision in this Constitution, the Company will not prevent, delay or interfere with the generation of, or registration of, a Proper SCH Transfer except as expressly permitted by the Corporations Law, the Listing Rules or the SCH Business Rules.

54.
The directors may do anything they consider necessary or desirable and which is permitted under the Corporations Law, the Listing Rules and the SCH Business Rules to facilitate participation by the Company in any system established or recognised by the Corporations Law and the Listing Rules or the SCH Business Rules in respect of transfers of or dealings in marketable securities.

55.	The following provisions apply to instruments of transfer referred to in Article 52(b):

	(a)	the instrument of transfer will be signed by, or executed by or on behalf of, the transferor unless the instrument is otherwise a sufficient transfer under the Corporations Law;

	(b)	the instrument of transfer will be signed by, or executed by or on behalf of, the transferee if required by the Company;

(c)
the instrument of transfer will be left at the share registry of the Company, accompanied by the certificate (if any) in respect of the shares to be transferred and such other evidence as the directors require to prove the transferor’s title to or right to transfer the shares; and

	(d)	on registration of a transfer of shares, the Company will cancel the old certificate (if any).

56.	Subject to Articles 42, 55, 57 and 58, the directors will not refuse to register or fail to register or give effect to a transfer of shares.

57.	(a)	The directors may refuse to register any transfer of shares (other than a Proper SCH Transfer) where the Listing Rules permit the Company to do so.

	(b)	The directors will refuse to register any transfer of shares (other than a Proper SCH Transfer) where:

		(i)	the Corporations Law or the Listing Rules require the Company to do so, or the transfer is in breach of the Listing Rules; or

		(ii)	those shares are Restricted Securities and the transfer is in breach of any restriction agreement entered into by the Company under the Listing Rules in relation to those shares.

58.
Where the directors refuse to register a transfer of shares under Article 57, the Company will give written notice of the refusal and the reasons for the refusal to the transferee and the broker, if any, within 5 Business Days after the date on which the transfer was lodged with the Company. The failure to provide such notice will not invalidate the decision of the directors.

59.
All instruments of transfer which are registered will be retained by the Company, but any instrument of transfer which the directors decline or refuse to register (except in the case of fraud) will on demand be returned to the transferee.

60.
Any power of attorney granted by a member empowering the donee to transfer shares which may be lodged, produced or exhibited to the Company or any officer of the Company will be taken and deemed to continue and remain in full force and effect, as between the Company and the grantor of that power, and the power of attorney may be acted on, until express notice in writing that it has been revoked or notice of the death of the grantor has been given and lodged at the office or at the place where the Register is kept.

61.	(a)	Subject to Article 61(b), the Company will not charge a fee for:

		(i)	registering Proper SCH Transfers;

		(ii)	registered paper-based transfers in registrable form;

		(iii)	splitting certificates, renunciations and transfer forms;

		(iv)	issuing certificates and transmission receipts;

		(v)	effecting conversions between subregisters of the Register;

		(vi)	noting transfer forms;

		(vii)	issuing a statement showing the opening balance of a holding on any issuer sponsored subregister which the Company maintains;

		(viii)	issuing a routine transaction statement, as defined in the Listing Rules, to a member on any issuer sponsored subregister which the Company maintains;

		(ix)	on a change to a member’s holding of shares which arises from an issue of shares or an acquisition of rights, sending details to the member of the change.

	(b)	The Company may charge a reasonable fee:

		(i)	pursuant to Article 23;

(ii) for marking a transfer form, or marking a renunciation and transfer form, within 2 Business Days after the form is lodged with the Company; and

(iii) for issuing a special transaction statement, as defined in the Listing Rules.

62.	Except as permitted by the Listing Rules or ASX:

(a)
a member will not dispose of shares which are Restricted Securities during the escrow period specified in the restriction agreement entered into by the Company under the Listing Rules in relation to those shares; and

(b)
the Company will refuse to acknowledge a disposal (including registering a transfer) of shares which are Restricted Securities during the escrow period specified in the restriction agreement entered into by the Company under the Listing Rules in relation to those shares.

63.	The Company may request SCH to apply or remove a Holding Lock to securities where permitted to do so under the Listing Rules and SCH Business Rules.

PARTIAL TAKEOVERS

64.	(a)	In this Article:

“Approving Resolution” means a resolution to approve a proportional takeover bid in accordance with this Article 64.

“Deadline” means the 14th day before the last day of the bid period for a takeover bid.

“Voter” means a person (other than the bidder under a proportional takeover bid or an associate of that bidder) who, as at the end of the day on which the first offer under that bid was made, held bid class securities for that bid.

(b)
The Company must refuse to register a transfer of shares giving effect to a takeover contract for a proportional takeover bid unless and until an Approving Resolution is passed in accordance with this Article 64.

	(c)	This Article 64 ceases to apply on the third anniversary of its last adoption, or last renewal, in accordance with the Corporations Law.

(d)
Where offers are made under a proportional takeover bid, the Directors must, subject to the Corporations Law, call and arrange to hold a meeting of Voters for the purpose of voting on an Approving Resolution before the Deadline.

	(e)	The provisions of this Constitution concerning meetings of members (with the necessary changes) apply to a meeting held under paragraph (d).

	(f)	Subject to this Constitution, every Voter present at the meeting held under paragraph (d) is entitled to one vote for each share in the bid class securities that the Voter holds.

	(g)	To be effective, an Approving Resolution must be passed before the Deadline.

(h)
An Approving Resolution that has been voted on is taken to have been passed if the proportion that the number of votes in favour of the resolution bears to the total number of votes on the resolution is greater than 50%, and otherwise is taken to have been rejected.

(i)
If no Approving Resolution has been voted on as at the end of the day before the Deadline, an Approving Resolution is taken, for the purposes of this Article 64, to have been passed in accordance with this Article 64.”

TRANSMISSION OF SHARES

65.
The legal personal representatives of a deceased member, not being one of several joint holders, shall be the only persons recognised by the Company as having any title to the shares registered in the name of the member. Nothing contained in this Constitution shall release the estate of a deceased joint holder from any liability in respect of any share which has been jointly held by him with other persons.

66.
In the case of the death of any one or more of the joint registered holders of any shares, the survivors will be the only persons recognised by the Company as having any title to or interest in those shares or any benefits accruing in respect thereof.

67.	Nothing in this Constitution will be taken to release the estate of a deceased member from any liability.

68.
If a person becomes entitled to any share due to the death, bankruptcy or liquidation of any member and produces evidence of his or her entitlement satisfactory to the Company, he or she may with the consent of the Company be registered as a member in respect of the share or he or she may, subject to the provisions of this Constitution regarding transfers, transfer the shares. The Company shall not be under any obligation to give its consent in the case of shares not fully paid. Any person lawfully administering the estate of a member under the provisions of any law relating to mental health, upon producing similar evidence, may, subject to the provisions of this Constitution regarding transfer, transfer any share registered in the name of the member.

69.
Subject to the SCH Business Rules, all the limitations, restrictions and provisions of this Constitution relating to the right to transfer and the registration of transfers of shares are applicable to any such notice or transfer as if the event referred to in Article 68 had not occurred and the notice or transfer were a transfer signed by that member.

70.
If the Company has acted in good faith in so registering such person or the transferee of such person, that person will indemnify the Company to the extent of any loss or damage suffered by the Company as a result of such registration.

INCREASE AND REDUCTION OF CAPITAL

71.	The Company in general meeting may from time to time by ordinary resolution:

(a) convert all or any of its shares into a larger or smaller number of existing shares;

(b) cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person or which have been forfeited.

72.	There is no Article 72.

73.	Subject to the Corporations Law and the Listing Rules, the Company may reduce its share capital in any manner.

74.
Without limiting the generality of Article 73, the Company when reducing its share capital may resolve that such reduction be effected wholly or in part by the distribution of specific assets (whether held in the name of the Company or in the name of any wholly owned subsidiary of the Company) and in particular paid up shares, debentures, debenture stock or other securities of any other company or in any one or more of such ways.

75.	Where the Company pursuant to a reduction of its share capital distributes to its members shares or other securities in another Corporation:

(i) the members will be deemed to have agreed to become members of that Corporation; and

(ii) each of the members appoints the Company or any of the directors as its agent to execute any transfer of shares or other document required to effect the distribution of shares to that member.

76.	The Company may buy shares in itself (other than redeemable preference shares) on terms and at times determined by the directors in accordance with the Corporations Law and the Listing Rules.

77.
Subject to the Listing Rules, where shares are converted under Article 71(a) the Company in general meeting may determine by special resolution that as between the shares resulting from that conversion, one or more of the shares has some preference or special advantage in relation to dividends, capital, voting or anything else over or compared with one or more of the others.

78.
If at any time the total number of shares held by a member is less than a Marketable Parcel, the Company may procure the disposal of those shares in accordance with the provisions of Schedule 1 and the Listing Rules.

79.	There is no Article 79.

80.	There is no Article 80.

GENERAL MEETINGS

81.	Annual general meetings of the Company shall be held in accordance with the Corporations Law. All general meetings other than annual general meetings shall be called general meetings.

82.
The Board may whenever it thinks fit convene a general meeting. General meetings shall be convened by the Board on a requisition as permitted by the Corporations Law, or, if the Board fails to act, may be convened by the requisitionists in accordance with the Corporations Law.

83.	The Company must give to members not less than 28 days notice (or such shorter period of notice allowed under the Corporations Law) of a meeting of members. A notice of a meeting of members will:

(a) set out the place, date and time of the meeting (and, if the meeting is to be held in 2 or more places, the technology that will be used to facilitate this);

(b) subject to the Corporations Law, state the general nature of the business of the meeting;

(c) if a special resolution is to be proposed at the meeting, set out the intention to propose the special resolution and state the resolution;

(d) in the case of an election of directors, set out the names of the candidates for election;

(e) if a member is entitled to appoint a proxy, contain a statement that:

(i) the member has a right to appoint a proxy;

(ii) the proxy of a member does not need to be a member; and

(iii) a member who is entitled to cast 2 or more votes may appoint 2 proxies and may specify the proportion or number of the member’s votes each proxy is entitled to exercise;

(f)
state the date and time before (but not more than 48 hours before) the meeting at which attendance and voting rights for the meeting (and any adjournment of such meeting for less than 28 days) will be fixed; and

	(g)	set out or include any additional information or documents specified by the Corporations Law and the Listing Rules.

84.
The accidental omission to give notice of any meeting to any member or other person entitled or the failure by any member to receive any notice shall not invalidate any resolution passed at the meeting.

85.	Whenever a general meeting is adjourned for less than 28 days, no further notice of the time and place of the adjourned meeting need be given.

86	Whenever a general meeting is adjourned for 28 days or more, at least 3 days’ notice of the time and place of the adjourned meeting will be given to members.

87.	Notice of every general meeting of the Company will be given in a manner authorised by Article 83 and in accordance with the Corporations Law and Listing Rules to:

	(a)	every member;

	(b)	every director and alternate director;

	(c)	the auditors of the Company; and

	(d)	ASX.

No other person is entitled to receive notices of general meetings.

88.	The directors may whenever they think fit postpone or cancel any general meeting other than a meeting convened as a result of a requisition under Article 82.

PROCEEDINGS AT GENERAL MEETINGS

89.
The business of an annual general meeting shall be to receive and consider the profit and loss account, the balance sheet and the reports of the Board and the auditors, to elect directors, to fill any vacancy in the office of auditors and to transact any other business which under this Constitution or the Corporations Law or the Listing Rules ought to be transacted at an annual general meeting. All other business transacted at an annual general meeting and all business transacted at a general meeting shall be deemed special.

90.
Except pursuant to the provisions of the Corporations Law, with the prior approval of the directors, or with the permission of the chairman, no person may, as regards any special business of which notice has been given, move at any general meeting any resolution (other than a resolution in the same terms as specified in that notice) or any amendment of a resolution.

91.
Three members present in person or by proxy, attorney or representative and entitled to vote shall be a quorum for a general meeting. No business shall be transacted at any general meeting unless the necessary quorum is present at the commencement of business.

92.	At every general meeting:

	(a)	the chairman of directors if present within fifteen minutes of the time appointed for holding such meeting and if willing to act shall take the chair;

(b)	in the absence of the chairman or if the chairman being present is unwilling to act the deputy chairman of directors (if any) if so present and willing to act shall take the chair;

(c)	in the absence of both the chairman and the deputy chairman or if either or both being so present is or are unwilling to act the director or directors present may choose another director as chairman;

(d)
if no director is present or if all the directors present decline to take the chair, then the members present personally or by proxy or attorney or representative and entitled to vote shall choose one of their number to be chairman.

93.
If within thirty (30) minutes after the time appointed for the meeting a quorum is not present, the meeting if convened upon a requisition under Article 82, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the Board may determine. If at the adjourned meeting a quorum is not present, any two or more members who are present in person or by proxy, attorney or representative and entitled to vote shall be a quorum and may transact the business for which the meeting was called.

94 (a)	The chairman will be responsible for the general conduct of general meetings and for the procedures to be adopted at general meetings.

(b)
The chairman may require the adoption of any procedures which are in the chairman’s opinion necessary or desirable for the proper and orderly casting or recording of votes at any general meeting of the Company, whether on a show of hands or on a poll.

(c)	The chairman may determine conclusively any dispute concerning the admission, validity or rejection of a vote.

(d)
Persons in possession of visual-recording, pictorial-recording or sound- recording devices or placards, banners or articles considered by the directors or the chairman to be dangerous, offensive or liable to cause disruption, or persons who refuse to produce or to permit examination of any articles in their possession or the contents thereof, may be refused admission to any general meeting or may be required to leave and remain out of the meeting.

(e)	The chairman may require any person to leave and remain out of any general meeting who in the opinion of the chairman is not complying with his or her reasonable directions.

(f)	Nothing contained in this Article 94 will be taken to limit the powers conferred on the chairman by law.

95.
At any general meeting, every question shall first be decided by a show of hands of those members who have the right to vote at the meeting and who are present in person or by proxy, attorney or representative, unless a poll is demanded:

(a)	by the chairman;

(b)	by at least five members who have the right to vote at the meeting and who are present in person or by proxy, attorney or representative; or

(c)
by any member or members who are present in person or by proxy, attorney or representative and who hold shares in the Company conferring a right to vote at the meeting, being shares on which at least one-tenth of the total sum paid up on all the shares conferring that right has been paid.

The	instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

96.
If a poll is demanded as provided in Article 95, it shall be taken in such manner and at such time and place as the chairman of the meeting directs. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand of a poll may be withdrawn.

97.
At any general meeting, a declaration by the chairman that a resolution has been carried, carried by a particular majority, lost or not carried by a particular majority, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

98.
The chairman of a general meeting may with the consent of the meeting adjourn the meeting from time to time and from place to place. No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

99.
The demand for a poll shall not prevent the meeting from continuing in order to transact any business other than the question on which a poll has been demanded. No poll shall be demanded on the election of a chairman of a meeting. A poll demanded on a question of adjournment shall be taken at the meeting without adjournment.

VOTES OF MEMBERS

100.
Subject to any rights or restrictions for the time being attached to any class of shares, at a meeting of members or a class of members each member who is entitled to vote may vote in person or by proxy, attorney or representative. On a show of hands every person present who is a member or proxy, attorney or representative of a member shall have one vote. On a poll every member who is present in person or by proxy, attorney or representative shall have one vote for each fully paid share held by him but:

(a)
if at any time there is on issue any share which has not been fully paid up that share on a poll will confer only that fraction of one vote which the amount paid (not credited) on that share any amounts paid up in advance of the due date for payment thereof bears to the total amounts paid and payable (excluding amounts credited) on that share; and

(b)	if the total of the whole votes and fractions of votes to which an member is entitled on a poll does not constitute a whole number, then that fractional part will be disregarded.

101.
Subject to the requirements of the Corporations Law in relation to special resolutions, a resolution will be taken to be carried if the proportion that the number of votes in favour of the resolution bears to the total number of votes on the resolution exceeds one-half.

102.	The chairman does not have a casting vote on either a show of hands or on a poll, in the case of an equality of votes at any general meeting.

103.
Preference shares shall not confer on the holders the right to vote either in person or by proxy, attorney or representative at any general meeting other than in accordance with Articles 5(b) and 6(d).

When the holders of preference shares are entitled to vote, they shall have the same right to vote as these Articles give to the holders of ordinary shares provided that each of the preference shares has the same nominal value as each ordinary share. If the ordinary shares and preference shares have different denominations, the unit of capital of each class, when reduced to a common denomination, shall carry the same voting power.

104. (a)
A member is entitled to appoint not more than 2 other persons (whether members or not) as the member’s proxy or proxies or attorney or attorneys, as the case may be, to attend and vote instead of the member at the meeting.

(b)
Where a member appoints 2 proxies or attorneys and the appointment does not specify the proportion or number of the member’s votes that the proxy or attorney may exercise, each such proxy or attorney as the case may be, may exercise one half of that member’s voting rights.

(c)	A proxy or attorney may be appointed for all meetings or for any number of meetings or for a particular purpose.

105.
A person may, if authorised by a proxy or power of attorney given by a member, act on behalf of the member at any general meeting provided that he or she has, not less than forty-eight hours before the meeting or adjourned meeting is held, produced the proxy or power of attorney at the office or place specified for that purpose in the notice of meeting together with such evidence of non-revocation as the Board may require.

106.
Any one of the joint holders of any share may vote at any meeting either in person or by proxy, attorney or representative in respect of the share as if he or she were solely entitled to it. If more than one of those persons are present at any meeting in person or by proxy, attorney or representative, the person present whose name stands first on the register in respect of the share shall alone be entitled to vote in respect of it. Several legal personal representatives of a deceased member in whose name any share stands shall for the purpose of this Article be deemed joint holders.

107.
Any objection concerning the validity of any vote must be made at the meeting at which the vote is tendered. The chairman’s decision as to the validity of a proxy or power of attorney or a facsimile thereof will be final and binding. Every vote, whether given personally or otherwise, which is not disallowed at that meeting by the chairman shall be deemed valid.

108.
The instrument appointing a proxy shall be in writing signed by the appointor or his or her attorney or, if the appointor is a corporation, under its common seal (if any) or the hand of its duly authorised attorney or executed in a manner permitted by the Corporations Law. A person who is not a member of the Company may be appointed a proxy.

109.	Unless otherwise provided in the instrument, an instrument appointing a proxy or attorney will be taken to confer authority:

(a)	to vote on a show of hands in accordance with directions (if any) given in the instrument;

(b)	even though the instrument may refer to specific resolutions and may direct the proxy or attorney how to vote on those resolutions:

(i)	to vote on any amendment moved to the proposed resolutions and on any motion that the proposed resolutions not be put or any similar motion; and

(ii)	to vote on any procedural motion, including any motion to elect the chairman, to vacate the chair or to adjourn the meeting;

(c)	to speak on any proposed resolution on which the proxy or attorney may vote; and

(d)	to demand or join in demanding a poll on any resolution on which the proxy or attorney may vote.

110. (a)	Any form of proxy sent out by the Company to members in respect of a proposed general meeting of members will make provision for the member to indicate whether the member wishes to vote for or against each resolution or to abstain from voting.

(b)	The member may but need not give an indication or direction as to the manner in which a proxy is to vote in respect of a particular resolution.

(c)	Where an indication or direction is given, the proxy is not entitled to vote on the resolution on behalf of that member except in accordance with that indication or direction.

111.	Proxy forms must provide for the member to appoint a proxy of the member’s choice, but may specify who is to be appointed as proxy if the member does not choose.

112.	Every instrument appointing a proxy or attorney whether for a specified meeting or otherwise will be in such form as the directors may prescribe or accept.

113.
Any instrument of proxy in which the name of the appointee is not filled in will be deemed to be given in favour of the chairman or such other person as is nominated by the directors in the notice convening the relevant general meeting.

114. (a)
Any corporation which is a member by a resolution of its directors may authorise any person (whether a member or not) it thinks fit to act as its representative at all meetings or any particular meeting or meetings held during the continuance of the authority, whether the meeting is of the Company or of any class of members.

(b)
That person, acting in accordance with his or her authority until it is revoked by the corporation, is entitled to exercise the same powers on behalf of that corporation as that corporation could exercise if it were a natural person who was a member.

115.
A certificate under the seal of the corporation, signed by two directors of the corporation (or where the corporation has only one director signed by that director) or signed by one director and one secretary of the corporation, or such other document as the chairman of the meeting in his or her sole discretion considers sufficient will be prima facie evidence of the appointment or of the revocation of the appointment (as the case may be) of a representative under Article 114.

116.
The instrument appointing a proxy and the power of attorney, if any, under which it is signed shall be deposited at the office or a fax number at the office or place, fax number or electronic address specified for that purpose in the notice of meeting not less than forty-eight hours before the time of the meeting or adjourned meeting at which the person named in the instrument, certificate or other evidence proposes to vote.

117.	A vote given in accordance with the terms of a proxy, power of attorney or appointment of representative shall be valid notwithstanding:

(a)	the previous death of the principal;

(b)	the revocation of the proxy, power of attorney or appointment of representative; or

(c)	the transfer of the share in respect of which the vote is given;

provided that no indication in writing of death, revocation or transfer has been received at the office before the meeting or adjourned meeting.

118.
No member shall be entitled to be present or to vote on any question either personally or by proxy or attorney or representative at any general meeting on a show of hands or upon a poll or be reckoned in a quorum in respect of any shares:

(a)	upon which any call or other sum is due and unpaid; or

(b)
if there is, and for so long as there is, a subsisting breach of the Listing Rules or any restriction agreement entered into by the Company under the Listing Rules in relation to the shares where those shares are Restricted Securities.

119.
If a member is of unsound mind or is a person whose person or estate is liable to be dealt with in any way under the law relating to mental health, the member’s committee or trustee or such other person as properly has the management of the member’s estate may exercise any rights of the member in relation to a general meeting as if the committee, trustee or other person were the member.

120.
If a member is present at a meeting of the Company and a proxy or attorney for such member is also present, the proxy or attorney is not in respect of the shares to which the proxy or attorney relates entitled to vote on a show of hands or on a poll.

121.
If more than one proxy or attorney or representative for a member is present at a meeting of the Company, none of them will be entitled to vote on a show of hands, and on a poll the vote of each one is of no effect unless each such person is appointed to exercise a specified proportion of the member’s voting rights and such proportions do not in aggregate exceed 100%.

122.
Notwithstanding any other Article a member will not be entitled to vote, and any vote purported to be cast by the member will be disregarded on a particular resolution where such a vote is prohibited by the Listing Rules or the Corporations Law.

DIRECTORS

123.
The number of directors shall be such number not less than five nor more than twelve as the directors may from time to time determine provided that the directors shall not reduce the number of directors below the number in office at the time of such determination.

124.
The Board shall have the power from time to time to appoint any person who has not attained the age of seventy-two years as a director either to fill a casual vacancy or as an addition to the Board, provided that the total number of directors shall not at any time exceed the maximum number fixed. Any director other than one managing director appointed pursuant to article 150 so appointed shall hold office only until the close of the next annual general meeting of the Company unless he or she is elected at that meeting.

125.
The qualification of a director shall be the holding of not less than two thousand ordinary shares in the Company. A director, if not already qualified, shall obtain his or her share qualification within two months after his or her appointment or election and shall continue to hold that qualification as long as he or she is a director.

126. (1)
Remuneration shall be paid to or provided for the Directors, other than a Managing Director or an Executive Director, for their services of such sum out of the Company’s funds as the Company in general meeting shall from time to time determine. The remuneration shall be a fixed sum or salary, it shall not be a commission on or percentage of profits (except in the case of a managing director whose remuneration shall be as provided in Article 150 or an executive director), nor a commission on or percentage of turnover. The remuneration shall be divided among the directors in such proportion and manner as they may determine.

(2)
A director or in the case of his or her death his or her widow, dependants or personal representatives may be paid out of the funds of the Company and the Company may pay a retiring allowance in respect of past services on his or her retirement or death.

(3)	The Company and a director may enter into a contract for the purpose of providing for or giving effect to such payment.

127.
Each director shall be paid all his or her travelling and other expenses properly incurred by him for the purpose of attending meetings or while otherwise attending to the business of the Company. If a director is required to perform extra services or to go or reside abroad or is otherwise specially occupied about the Company’s business, he or she shall be entitled to receive additional remuneration as determined by the Board.

128.
The continuing directors may act notwithstanding any vacancy in their number. If their number falls below the minimum fixed by Article 123 the Board shall not, except in emergencies or for the purpose of filling vacancies or calling a general meeting of the Company, act so long as the number is below that minimum.

DISQUALIFICATION OF DIRECTORS

129.	The office of a director shall ipso facto be vacated:-

(a)	if he or she becomes bankrupt or makes any arrangement or composition with his or her creditors generally;

(b)	if he or she becomes of unsound mind or his or her person or estate becomes liable to be dealt with in any way under any law relating to mental health;

(c)	if he or she ceases to hold the number of shares required to qualify him for office;

(d)	if he or she is absent from three consecutive meetings of the Board without special leave of absence and the Board resolves that his or her office be vacated;

(e)	if by notice in writing to the Company he or she resigns his or her office;

(f)	if he or she becomes prohibited from being a director by reason of any order made under the Corporations Law;

(g)	if he or she is removed from office under Article 137;

(h)	upon his or her attaining the age of seventy-two years; or

(i)
if, being a managing director or an executive director who is employed by the Company or a related body corporate (as defined in section 9 of the Corporations Law) of the Company, he or she ceases to be so employed.

130.	No auditor, or partner or employer or employee of any auditor of the Company, shall be eligible to be appointed or elected a director or alternate director of the Company.

131.
No director shall be disqualified by his or her office from holding any office, other than that of auditor, or place of profit under the Company or under any company in which the Company is a shareholder or otherwise interested, or from contracting or entering into any arrangement with the Company as vendor, purchaser or otherwise. No contract or arrangement entered into or to be entered into by or on behalf of the Company shall be avoided because any director is or may be in any way directly or indirectly interested. No director shall be liable to account to the Company for any profit arising from any such office or place of profit, or realised by any such contract or arrangement, merely because the director holds that office or a fiduciary relationship has been thereby established. The nature of the interest of the director in the contract or arrangement must be declared by him at the meeting of the Board at which the contract or arrangement is approved if his or her interest then exists, or in any other case at the first meeting of the Board after he or she acquires his or her interest. Except as permitted by the Corporations Law, a director shall not vote in respect of a contract or arrangement in which he or she is interested. Subject to the Corporations Law, for the purposes of this Article 131, a director shall not be taken to be interested in a contract or arrangement by reason only that:

(a)	he or she is a member or creditor of a corporation that is interested in a contract or arrangement and his or her interest as a member or creditor may properly be regarded as not being a material interest; or

(b)	where the contract or arrangement relates to a loan to the Company, he or she has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan; or

(c)	where the contract or arrangement has been or will be made with or for the benefit of or on behalf of a corporation that is related to the Company, he or she is a director of that corporation.

132.
Each director may from time to time nominate any person, whether a member or not, but approved of by a majority of his or her co-directors, to act as an alternate director in his or her place. Each director may remove or from time to time suspend his or her alternate director. On appointment, the alternate director shall be subject in all respects to the terms and conditions, other than the share qualification referred to in Article 125, which apply to the other directors of the Company. Each alternate director while acting in the place of the director whom he or she represents shall observe and discharge all the duties of and to the exclusion of that director. Any appointment suspension or removal under this Article shall be effected by notice to the Company, signed by the director whom the alternate director represents, or by other means acceptable to the Board. Every person acting as an alternate director shall be responsible to the Company for his or her own acts and defaults, if any, and shall not be or be deemed to be the agent of the director whom he or she represents. An alternate director shall not be entitled as an alternate director to remuneration under Article 126 but he or she shall be entitled to remuneration and reimbursement under Article 127. An alternate director shall ipso facto vacate office if and when the director whom he or she represents vacates office.

ROTATION AND ELECTION OF DIRECTORS

133.
At every annual general meeting one-third of the directors, other than one managing director, or if their number is not a multiple of three, then the number nearest to but not exceeding one-third, shall retire from office and be eligible for re-election. No director other than one managing director shall retain office for more than three years or beyond the close of the third annual general meeting following his or her appointment, whichever is the longer, without submitting himself or herself for re-election even though such submission results in more than one-third of the directors retiring from office.

134.
The directors to retire in every year shall be the directors longest in office since last being elected or re-elected. Between directors who were elected on the same day, the director to retire, if they cannot otherwise agree, shall be determined by lot. A retiring director shall be eligible for re-election without needing to give any prior notice of his or her intention to submit himself or herself for re-election and shall act as director throughout the meeting at which he or she retires. A director appointed and vacating office under Article 124 shall not be taken into account in determining either the number or identity of the directors to retire by rotation.

135.	The Company at any annual general meeting at which any directors retire may by ordinary resolution fill any vacancies by electing the required number of persons to be directors.

136.	Subject to this Constitution, the Company in general meeting may from time to time by ordinary resolution elect persons to be new directors.

137.
The Company in general meeting may by ordinary resolution remove any director before his or her period of office expires and may by ordinary resolution appoint another person in his or her place. The person appointed shall hold office only for the same period as the director in whose place he or she was appointed would have held office if he or she had not been removed.

138. (a)	No person who has attained the age of seventy-two years shall be eligible to be elected or appointed a director.

(b)
No person other than a retiring director, a director vacating office under Article 124 or a person recommended for election by the Board shall be eligible to be elected a director at any general meeting unless he or she has no later than the thirtieth Business Day before the meeting given to the Company a notice of his or her candidature. In the case of a person recommended for election by the Board, only twenty-nine business days’ notice shall be necessary. Notice of every candidature shall be forwarded to all members at least twenty-eight days prior to the meeting at which the election is to take place.

In order to comply with the Corporations Law, a notice given under this Article 138 is not effective unless:

(i)	accompanied by a consent to act as a director, signed by the person seeking election; or

(ii)	the person seeking election has previously given his or her consent to act as a director.

PROCEEDINGS OF DIRECTORS

139.
The Board may meet, either in person or by any telephonic, video or electronic means of conferring, for the despatch of business and may adjourn and otherwise regulate its meetings and proceedings as it thinks fit. The Board may from time to time determine the quorum necessary for the transaction of business. Until otherwise determined, three directors shall be a quorum. Subject to the Corporations Law, a director interested under Article 131 is to be counted in a quorum despite his or her interest.

For the purposes of determining whether a quorum is present, an alternate director who is present in both his or her own capacity as a director and as an alternate director for one or more appointors will be counted only once.

140.
A director may at any time, and the secretary upon the request of a director shall, convene a meeting of the Board. A director while absent from Australia shall not be entitled to notice of a meeting unless the Company is notified of that director’s address outside Australia to which notices can be forwarded.

141.
A director may attend and vote by proxy at any meeting of the Board provided that the proxy is a director and has been appointed in writing. The appointment may be general or for any particular meeting.

142.
The Board shall elect a chairman of its meetings and may in addition elect a deputy chairman and may determine the periods for which they are respectively to hold office. If at any meeting neither the chairman nor the deputy chairman is present at the time appointed for that meeting, the directors present shall choose one of their number to be chairman of that meeting. The chairman of a meeting shall not have a casting vote.

143.	A meeting of the Board having a quorum shall be competent to exercise any of the authorities, powers and discretions then exercisable by the Board.

144.
The Board may delegate any of its powers to committees consisting of any director or directors and may from time to time revoke the delegation in whole or in part. A committee shall in the exercise of delegated powers conform to any regulations that may from time to time be imposed upon it by the Board. The meetings and proceedings of any committee consisting of two or more directors shall be governed by the provisions of this Constitution for regulating proceedings of the Board (other than the provisions relating to a quorum) so far as they are applicable and are not superseded by any regulations made by the Board under this Article.

145.
All acts done by any meeting of the Board or by a committee of the Board shall, even though afterwards it is discovered that there was some defect in the appointment of any director or that a director was disqualified, be as valid as if every director had been duly appointed and was qualified to be a director.

146.
If all the directors entitled to vote on a resolution of the Board have signed a document containing a statement that they are in favour of that resolution in the terms set out in the document, a resolution in those terms shall be deemed to have been passed at a meeting of the Board held on the day on which the document was signed and at the time at which the document was last signed by a director or, if the directors signed the document on different days, on the day on which, and at the time at which, the document was last signed by a director. Two or more separate documents containing statements in identical terms, each of which is signed by one or more directors, shall together be deemed to constitute one document containing a statement in those terms signed by those directors on the respective days on which they signed the separate documents.

MINUTES

147.	The Board shall cause minutes to be entered in appropriate books:

(a)	of all appointments of directors, principal executive officers and secretaries;

(b)	of the names of the directors present at each meeting of the Board and of any committee of the Board; and

(c)	of all proceedings and resolutions of general meetings of the Company and of meetings of the Board and of any committee of the Board.

The Board shall cause the minutes of any meeting of the Company, the Board and any committee of the Board to be signed by the chairman of that meeting or by the chairman of a succeeding meeting. The minutes, if purporting to be signed by either chairman, shall be prima facie evidence of the accuracy of the matters stated in them.

Books containing the minutes of proceedings of general meetings will be open for inspection by any member without charge.

POWERS OF DIRECTORS

148.
Subject to this Constitution and to any directions or regulations from time to time given or made by the Company in general meeting, the Board shall manage the business of the Company and may exercise such powers and do such acts and things as the Company is by this Constitution or otherwise authorised to exercise and do and which are not hereby or by statute required to be exercised or done by the Company in general meeting, provided that no direction or regulation shall invalidate any prior act of the Board which would have been valid if the direction or regulation had not been given or made.

149.
Without limiting the generality of Article 148, the Board may exercise all the powers of the Company to borrow or raise money, to charge all or any part of the present and future undertaking and property of the Company, including its uncalled capital, and to issue debentures or give any other security for any debt, liability or obligation of the Company or of any other person.

MANAGING DIRECTOR

150.
The Board may from time to time appoint one or more directors to be a managing director or managing directors of the Company with such powers, authorities and discretions and at such remuneration, whether by way of salary or commission on or percentage of profits but not by a commission on or percentage of turnover, as the Board thinks fit. The Board may from time to time, subject to the provisions of any contract between a managing director and the Company, remove or dismiss a managing director and appoint another in his or her place. The tenure of any managing director shall terminate if he or she ceases for any reason to be a director or if the Company in general meeting by ordinary resolution determines that his or her tenure of office as managing director be terminated. One managing director shall not be subject to retirement by rotation nor election under Article 124 and shall not be taken into account in determining the rotation of retirement of directors or the number of directors to retire.

LOCAL MANAGEMENT

151.	The Board may from time to time:

(a)
provide for the management and transaction of the affairs of the Company in any specified locality in such manner as it thinks fit and the following paragraphs of this Article shall not affect the general powers conferred by this paragraph;

(b)
establish any local boards or agencies for managing any of the affairs of the Company in any specified locality, appoint managers, agents or persons to be members of the local board, and fix their remuneration;

(c)
delegate to any person appointed under paragraph (b) of this Article any of the powers, authorities and discretions for the time being vested in the Board, other than the power to make calls, and authorise any of the members for the time being of any local board to fill any vacancies and to act despite the vacancies. Any appointment or delegation may be made on such terms and subject to such conditions as the Board thinks fit and the Board may at any time remove any person so appointed and may annul or vary any delegation;

(d)
by power of attorney under the seal appoint any person or persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions, not exceeding those vested in or exercisable by the Board under this Constitution, and for such period and subject to such conditions as the Board from time to time thinks fit. The appointment may, if the Board thinks fit, be made in favour of any local board members or any company or any of the members, directors, nominees or managers of any company or firm or any fluctuating body of persons whether nominated directly or indirectly by the Board. Any power of attorney may contain such provisions as the Board thinks fit for the protection or convenience of persons dealing with the attorney;

(e)	authorise any delegates or attorneys to sub-delegate any of the powers, authorities and discretions for the time being vested in them; and

(f)	comply with the requirements of any local law which in the Board’s opinion it would be necessary or expedient to obey.

152.	The Company:

(a)
subject to the Corporations Law may cause to be kept in any place outside the State a branch register of members and the Board may from time to time make such provisions as it thinks fit concerning any branch register or the transfer from the register to a branch register, from a branch register to the register or from a branch register to another branch register; and

(b)	shall have the powers conferred by the Corporations Law with regard to an official seal for use outside the State.

SEALS AND EXECUTION OF DOCUMENTS

153.	The Board may provide a seal for the Company and, if so, will provide for the safe custody of the seal. The seal shall never be used except by the authority of the Board or a committee of the Board. Every instrument to which the seal is affixed shall be signed by a director and shall be countersigned by another director, the secretary or some other person appointed by the Board.

154.
The Company may have a duplicate seal which shall be a facsimile of the seal with the words “Share Seal” added on its face. Any certificate for securities issued under the Share Seal shall be deemed to be sealed with the seal and the directors may determine the manner in which the Share Seal is affixed to or incorporated in any certificate or document and by whom the certificate or document is to be signed.

155.
All cheques, bills of exchange, promissory notes or other negotiable instruments shall be signed, accepted, made, drawn or endorsed for and on behalf of the Company by such persons, whether directors or officers of the Company or not, as the Board may determine.

156.	Any signature by any person on any document issued by or on behalf of the Company may be a facsimile or printed.

RESERVE

157.	The Board may, before declaring any dividend:

(a)	set aside out of the profits of the Company such sums as it thinks fit as a reserve to meet contingencies or for such other purposes as the Board in its absolute discretion thinks fit;

(b)	invest those sums upon such investments, other than shares of the Company, as it thinks fit;

(c)	from time to time deal with and vary those investments;

(d)	dispose of any part of those investments for the benefit of the Company;

(e)	divide the reserve into such parts as it thinks fit; and

(f)	employ any part of the reserve in the business of the Company.

DIVIDENDS

158.
Subject to the provision of Article 157 as to reserves and subject to the rights of members entitled to shares issued upon special conditions, the profits of the Company shall be divisible among the members in the proportion which the amount paid (not credited) on their shares is of the total amounts paid and payable (excluding amounts credited) on all shares held by the members at that time, provided that:-

(a)
any capital paid up on a share during the period for which a dividend is declared shall only entitle the holder of that share to an apportioned amount of the dividend as from the date of payment of the capital; and

(b)	where capital is paid up on a share in advance of calls that capital shall not confer a right to participate in profits.

159. (a)	The directors may declare dividends both interim and final to be paid to the members according to their rights and interests in the profits and may fix the time for payment.

(b)	The Directors may fix the time and Record Date for books closing for determining entitlements to, and for the payment of, the dividend.

(c)	The persons entitled to be paid a dividend will be:

(i)	in the case of holdings of shares which are CHESS Approved, those persons so entitled in accordance with the SCH Business Rules; and

(ii)
in the case of holdings of shares which are not CHESS Approved, persons who are the registered holders of the shares at the time and date fixed for determining entitlements to dividends in accordance with paragraph (b).

160.
No dividend shall be payable except out of the profits of the Company and no dividend shall carry interest as against the Company. The declaration of the Board as to the amount of the net profits of the Company shall be conclusive and the Board may direct payment of any dividend or any part thereof from such appropriate account or reserve of the Company as it may determine.

161. (a)	The Board may retain any dividends on which the Company has a lien and may apply them towards satisfaction of the debts for which the lien exists.

(b)
If a breach occurs of the Listing Rules in relation to shares which are Restricted Securities or a breach occurs of any restriction agreement entered into by the Company under the Listing Rules in relation to those shares, the member holding the shares in question will cease to be entitled to any dividends in respect of those shares for as long as the breach subsists.

162.
The Board may retain the dividends payable upon shares in respect of which any person is entitled under Article 68 to become a member or which any person under that Article may transfer until the person becomes a member in respect of those shares or a transfer of those shares is registered.

163.
Subject to the SCH Business Rules a transfer of shares registered after the Record Date for a dividend but before the dividend is paid will not pass any right to any dividend declared on those shares before that Record Date.

164.	Any one of several persons registered as the joint holders of any share may give valid receipts for any dividend and for any payment on account of dividends in respect of the share.

165.
Unless otherwise directed any dividend may be paid by cheque or warrant mailed to the registered address of the member, person entitled or, in the case of joint holders, to the registered address of the person whose name stands first on the register.

166.	Subject to provisions of the Unclaimed Money Act 1995, all unclaimed dividends may be invested or otherwise made use of by the Board for the benefit of the Company until claimed.

167.
To the extent permitted by the Corporations Law, the Company may pay interest on share capital issued for the purpose of raising money to defray the expenses of the construction of any works or buildings or the provision of any plant which cannot be made profitable for a long period. The Company may charge the interest paid to capital as part of the construction of work or building or the provision of the plant.

168. (a)
The Board in declaring a dividend may determine that the dividend be paid wholly or in part by the distribution of specificassets, paid-up shares, debentures or debenture stock or other securities of the Company or of any other company or in any one or more of those ways.

(b)	If the Company is required to distribute to its members, by way of dividend, shares or other securities in another corporation;

(i)	the members will be deemed to have agreed to become members of that corporation; and

(ii)	each of the members appoints the Company or any of the directors as its agent to execute any transfer of shares or other document required to effect the distribution of shares to the members.

(c)
Where a dispute arises in regard to that distribution, the directors may settle the matter as they consider expedient, fix the value for distribution of the specific assets or any part of those assets, determine that cash payments will be made to any members on the basis of the value so fixed in order to adjust the rights of all parties, and may vest any specific assets in trustees as the directors consider expedient.

(d)
If distribution of specific assets to a particular member is illegal or, in the directors’ opinion, impracticable, the directors may make a cash distribution to the member equal to the cash value or the proposed distribution of specific assets.

169.
The directors may from time to time grant to members the right to elect to forgo the right to share in any dividend proposed to be paid or declared or part of such dividend and to receive instead an issue of shares credited as fully paid, such right to be on such terms and conditions as the directors think fit.

CAPITALISATION OF PROFITS

170.
Subject to the Listing Rules the Board may determine that any money, investments or other assets which form part of the undivided profits of the Company be capitalised and distributed among those members who would be entitled to receive them if they were distributed by way of dividend and in the same proportions. The undivided profits to be distributed shall be those assets standing to the credit of the reserve fund or held by the Company and available for dividend. Any distribution shall be on the footing that:

(a)	the members become entitled to the distribution as capital;

(b)
all or any part of that capitalised fund shall be applied in paying up in full any unissued shares, debentures of the Company or towards payment of the uncalled liability on any issued shares, debentures or debenture stock; and

(c)	the distribution shall be accepted by those members in full satisfaction of their interest in that capitalised sum.

171.	For the purpose of giving effect to any resolution under Articles 168 or 170, the Board may settle any difficulty which may arise in regard to the distribution as it thinks fit and, in particular may:

(a)	issue fractional certificates;

(b)	sell shares not divisible by reason of fractions;

(c)	fix the value for distribution of any specific assets;

(d)
determine that cash payments shall be made to any member upon the basis of the value so fixed or that fractions worth less than one dollar may be disregarded in order to adjust the rights of all parties; and

(e)	vest any cash or specific assets in trustees upon whatever trusts for the persons entitled to the dividend or capitalised fund the Board thinks fit.

ACCOUNTS AND RECORDS

172.	The Board shall cause proper accounting and other records to be kept and shall distribute copies of financial reports and other reports as required by the Corporations Law.

173.
The Board shall from time to time determine whether and to what extent and at what time and places and under what conditions or regulations the accounts and books of the Company shall be open to the inspection of the members. No member shall have any right to inspect or to take any copy of or extract from any account or book or document of the Company except as conferred by the Corporations Law or authorised by the Board or by an ordinary resolution of the Company in general meeting.

174.	Every financial report of the Company when audited and approved by a general meeting shall be conclusive.

NOTICES

175.
Any notice under this Constitution shall be in writing. A notice shall be given by the Company to any member by delivering it or by sending it by mail, telegram, telex, facsimile or other electronic means to the member at his or her registered address. A notice shall be given to the Company by delivering it or by sending it by mail, telegram, telex, facsimile or other electronic means to the office but shall not be deemed to have been received until its actual receipt by the Company.

176.	Each member whose registered address is not in Australia may from time to time notify the Company of an address in Australia which shall be deemed his or her registered address for Article 175.

177.	Where any member has no registered place of address within Australia notices and documents shall be forwarded to him or her by air or sent by facsimile transmission.

178.
All notices concerning any share of which there are joint registered holders shall be given to the person whose name stands first on the register and a notice given in this manner shall be sufficient notice to all the holders of the share.

179.
Any notice given by the Company under Article 175 shall be deemed to have been received at the time of its delivery or on the day following the day of sending if by mail or telegram or on the day of sending if by telex, facsimile or other electronic means. A statement in writing by the secretary or other officer of the Company appointed by the Board as to the due sending of the notice shall be conclusive evidence of the giving of notice.

180.
Any notice or document delivered or sent to the registered address of any member shall, even though the member has died, become bankrupt or gone into liquidation and whether or not the Company has notice of that event, be deemed to have been sufficiently given to the member, his or her legal personal representatives and other persons entitled to the member’s share until some other person is registered in his or her place as the holder of his or her shares.

181.
Subject to the Corporations Law where notice extending over a period is required to be given the day of service shall, unless it is otherwise provided, be counted in that period but not the day for which the notice is given.

182.	Any notice to be given to a director or other person under this Constitution may be given in any manner provided in Article 175 for notices to members.

WINDING UP

183.
If on a winding up the assets available for distribution among the members are insufficient to repay the whole of the paid up capital, those assets shall be distributed so that, as nearly as possible, the losses shall be borne by the members in proportion to the capital which was at the commencement of the winding up paid up or deemed to be paid up or which ought to have been paid up on the shares held by them respectively. If the assets available for distribution are more than sufficient to repay the whole of the capital paid up or deemed to be paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital which at the commencement of the winding up was paid up or deemed to be paid upon the shares held by them respectively. However, this Article shall not affect the rights of holders of shares issued upon special terms and conditions.

184.
If the Company is wound up whether voluntarily or otherwise, the liquidator may, with the sanction of a special resolution, divide among the members in kind any part of the assets of the Company and may with similar sanction vest any part of the assets of the Company in trustees upon such trusts for the benefit of any of the members as the liquidator thinks fit.

185.
If the liquidator thinks fit, a division need not be in accordance with the legal rights of the members, except where unalterably fixed by this Constitution, and, in particular, any class may be given preferential or special rights or may be excluded altogether or in part. Where the Company resolves to make a division which is not in accordance with the members’ legal rights any member who would be prejudiced shall have a right to dissent and to ancillary rights as if the resolution were a special resolution passed under the Corporations Law.

186.
Where any shares, in respect of which assets are to be divided under Article 184, involve a liability to calls or otherwise, any person entitled under the division to any of those assets may, within fourteen (14) days after the passing of the special resolution, by notice direct to the liquidator to sell his or her proportion and pay him the net proceeds and the liquidator shall, if practicable, act accordingly.

INDEMNITY AND INSURANCE

187.  (1) In this Article 187:

“Relevant Officer” means a person who is, or has been, a director, secretary or executive officer of the Company.

“Liability” of a person means a liability (including, but not limited to, any liability arising from negligence, default, breach of trust or breach of duty), other than for Legal Costs, incurred by that person as an officer of the Company or a subsidiary of the Company.

“Legal Costs” of a person means legal costs incurred by that person in defending an action for a Liability of that person.

(2)	To the extent permitted by the Corporations Law and subject to Article 187(6), the Company must indemnify each Relevant Officer against:

(a)	a Liability of that person; and

(b)	Legal Costs of that person.

(3)
To the extent permitted by the Corporations Law and subject to Article 187(6), the Company may make a payment (whether by way of advance, loan or otherwise) to a Relevant Officer in respect of Legal Costs of that person.

(4)	To the extent permitted by the Corporations Law, the Company may pay, or agree to pay, a premium for a contract insuring a Relevant Officer against:

(a)	a Liability of that person; and

(b)	Legal Costs of that person.

(5)	Subject to the Corporations Law, the Company may enter into an agreement or deed with:

(a)	a Relevant Officer; or

(b)	a person who is, or has been an officer of the Company or a subsidiary of the Company,

under	which the Company must do all or any of the following:

(c)	keep books of the Company and allow either or both that person and that person’s advisers access to those books on the terms agreed;

(d)	indemnify that person against any Liability of that person;

(e)	make a payment (whether by way of advance, loan or otherwise) to that person in respect of Legal Costs of that person; and

(f)
keep that person insured in respect of any act or omission by that person while a Relevant Officer or an officer of the Company or a subsidiary of the Company, on the terms agreed (including as to payment of all or part of the premium for the contract of insurance).

(6)
No indemnity or payment may be given or made pursuant to Article 187(2) or 187(3) to any person who is or has been engaged in the full time employment of the Company against any Liability or Legal Costs incurred by that person in his or her capacity as a full time employee of the Company in any case where the Board determines that such indemnity or payment should not be given or made.

188.
Subject to the Corporations Law, the Company may enter into an agreement with a director to provide the director with access to documents of the Company either while he or she is a director and/or for a certain period after ceasing to be a director on such terms as the directors consider appropriate, provided that any such agreement shall provide that access may be refused in circumstances where it is not in the best interests of the Company to provide such access.

SCHEDULE 1

UNMARKETABLE PARCEL OF SHARES

1.
Subject to the SCH Business Rules, if at any time the total number of shares held by a member (the “Relevant Member”) (including shares registered in the Relevant Member’s name jointly with other members), is less than a Marketable Parcel (the “Relevant Shares”) the Directors may give a notice (the “Notice”) to the Relevant Member at the member’s address as shown in the Register stating that unless the Relevant Member gives written notice to the Company by a specified date (being not less than 42 days after the date of service of the Notice) requiring that the provisions of this Schedule are not to apply to the Relevant Shares, then the Relevant Shares are liable to be sold or disposed of pursuant to this Schedule.

2.
If a member who receives a Notice is a joint holder of a parcel of shares, then that Notice will be deemed to relate only to those shares of which that member is a sole holder and not to other shares held by that member jointly. Any such Notice will be deemed to be altered so as to relate only to the shares held solely by the member. A Notice in respect of jointly held shares will be given to each of the joint holders.

3.
If the Relevant Member does not give written notice to the Company by the date specified in the Notice that the provisions of this Schedule are not to apply to the Relevant Shares, the Directors may, subject to the following provisions of this Schedule, sell or otherwise dispose of the Relevant Shares (together with all accretions, entitlements, rights or benefits attaching thereto, including any dividends declared but unpaid).

4.
Where the Directors propose to sell or otherwise dispose of any Relevant Shares the Company will within 7 days after having given the Notice publish in a newspaper circulating generally throughout Australia a notice specifying:

(i)	the intention to sell or otherwise dispose of the Relevant Shares;

(ii)	the name of the Relevant Member; and

(iii)	the number of Relevant Shares.

5.
Subject to the SCH Business Rules, any shares to be sold or otherwise disposed of under this Schedule may be sold or disposed of on such terms and in such manner and at such time as the Directors think fit but unless otherwise determined by the Directors any such shares will be sold through a broker (being a member corporation of ASX) which will use its best endeavours to obtain the highest possible price in respect of the sale of such shares at that time. For the purpose of such sale or disposal:

(i)	the Relevant Member appoints the Company as its agent; and

(ii)
subject to the Listing Rules, the Relevant Member appoints the Company and each of the Directors and the Secretary from time to time jointly and each of them severally as its attorney and attorneys in the member’s name and on the member’s behalf to effect any transfer or disposal of the Relevant Shares and in the case of shares held in an uncertificated form to initiate a holding adjustment to move the shares into certificated form.

6.
The transferee of any Relevant Shares sold or otherwise disposed of under this Schedule is not required to see to the regularity of proceedings or to the application of any purchase moneys or other consideration, and after the transferee’s name has been entered in the Register as the holder of the Relevant Shares, the validity of the sale or other disposal to the transferee may not be impeached by any person and the remedy of any person aggrieved by such sale or disposal is in damages only and against the Company exclusively. The Company may issue to a transferee such certificate or other document as may be required to evidence the transferee’s title to the shares.

7.
The Company’s receipt for any consideration received by it as a result of the sale or other disposal of any shares pursuant to this Schedule will be a good discharge to the transferee of those shares and any person claiming through that transferee.

8.	The proceeds of any sale or other disposal of shares pursuant to this Schedule (the “Sale Proceeds”) will be dealt with as follows:

(a)	the Sale Proceeds will be paid into a separate bank account opened and maintained by the Company for that purpose only;

(b)	the Sale Proceeds will be held in trust for the transferor of the Relevant Shares;

(c)
the Company will, immediately following the receipt of the Sale Proceeds, notify the Relevant Member in writing that the Sale Proceeds have been received by the Company and are being held by the Company pending instructions from the member as to how they are to be dealt with;

(d)
the Company will deal with the Sale Proceeds as instructed by the member on whose behalf they are held, provided that instruction is accompanied by the certificate or certificates (if any) for the Relevant Shares or, such other document evidencing title to the Relevant Shares as the Directors consider appropriate or, if any such certificate has been lost or destroyed, the instruction will be accompanied by a statement and undertaking pursuant to subsection 1089(2) of the Corporations Law and the Sale Proceeds will not be remitted until such time as the said certificate(s), other document or statement and undertaking are received by the Company; and

(e)
where the Sale Proceeds have been held in trust for more than 2 years, the Company will, before the expiration of 10 years after the Sales Proceeds were received by the Company, pay the same to the Minister administering the legislation in force in the State relating to unclaimed moneys.

9.
If the consideration received in respect of the sale of any Relevant Shares is listed securities in another Corporation, the Directors will be authorised and entitled to sell or dispose of such listed securities and the provisions of paragraphs 5 to 8 of this Schedule will apply to such sale or disposal so far as they are capable of application and with the necessary changes having been made.

10.	The Company will bear all costs incurred as a result of the sale of any shares pursuant to this Schedule.

11.	Where a certificate in writing under the hand of any 2 of the Directors or any one Director and the Secretary states that:

(i)	any notice required to be served by or on the Company pursuant to this Schedule was or was not served, as the case may be;

(ii)	any advertisement required to be published pursuant to this Schedule was published; and

(iii)	any action of the Board required to be taken under or pursuant to this Schedule was taken,

that certificate is sufficient and conclusive evidence of the facts stated in it as against all persons claiming to be entitled to any shares affected by the certificate and to the right of the Company to sell or otherwise dispose of the same.

12.	The Company will cancel the share certificates (if any) of all members whose shares have been sold or otherwise disposed of pursuant to this Schedule.

13.
The Directors may only exercise the powers given by this Schedule at one time (which will not affect the number of shareholders to which the Board may address Notices pursuant to paragraph 1) in any 12 month period.

14.
This Schedule will cease to have effect following the announcement of a takeover offer or takeover announcement but, subject to the contents of paragraph 13 above, the procedure may be commenced again after the close of the offers made under the takeover offer or takeover announcement.